EX 99.1

Gaia Reports Full Year 2021 Results

2021 Revenues up 19% with 19% EBITDA Margin

BOULDER, CO, February 28, 2022 — Gaia, Inc. (NASDAQ: GAIA), a conscious media and community company, reported financial results for the fourth quarter and full year ended December 31, 2021.

Highlights

▪	Generated positive operating income for the first full year since the launch of Gaia’s streaming business
▪	19% revenue growth in 2021, ending the year with 821,000 members
▪	Sixth consecutive quarter of positive earnings and double-digit revenue growth

“Our first year with annual operating income represents an important milestone for Gaia,” said Jirka Rysavy, Gaia’s Chairman and CEO. “We are now in position to expand more aggressively internationally, leveraging our existing operating infrastructure and worldwide rights to virtually all of our content library.”

A summary of selected financial metrics since 2018, when Gaia made the decision to focus on becoming profitable and self-sustaining, are included below:

	2021	2020	2019	2018
Revenues, net	$79,573	$66,827	$53,979	$41,997
Average monthly revenue per member	$8.60	$8.46	$7.95	$7.78
Customer acquisition costs as a percentage of revenues	39%	47%	56%	110%
Other operating expenses as a percentage of revenues	45%	47%	63%	64%
Income (loss) from operations	$1,985	$(4,628)	$(17,847)	$(36,412)
EBITDA	$15,130	$7,414	$(7,609)	$(29,477)
EBITDA Margin	19%	11%	-14%	-70%

Paul Tarell, Gaia’s CFO commented: “Despite a quarter impacted by elevated customer acquisition costs industry-wide, we grew full-year revenues by 19% while remaining profitable. We also completed the acquisition of Yoga International in late December with the integration progressing smoothly. As a leader in consciousness-expanding media, Yoga International shares our passion for empowering its members’ personal growth. Looking to 2022, we expect this acquisition to help drive annual revenue growth similar to this year while we continue to maintain profitability.”

Fourth Quarter 2021 Financial Results

Revenues increased 12% to $20.8 million from $18.6 million in the year-ago quarter. This was primarily due to growth in members and an increase in average revenue per member. Member count increased to 821,000 as of December 31, 2021.

Gross profit in the fourth quarter increased to $17.9 million compared to $16.2 million in the year-ago quarter. Gross margin was down to 85.8% from 87.1% in the year ago quarter primarily as a result of increased content amortization.

Total operating expenses were $17.7 million or 85% of revenues, which includes $0.4 million in one-time transaction related expenses for the Yoga International acquisition, compared to $15.7 million or 84% of revenues in the year-ago quarter. Including the $0.4 million in acquisition costs, EBITDA improved slightly to $3.6 million compared to $3.5 million in the year ago quarter.

Net income was $2.1 million or $0.10 per share compared to $0.3 million or $0.02 per share in the year ago quarter.

Cash flows from operations improved 40% to $6.3 million from $4.5 million in the year-ago quarter. Gaia’s cash balance as of December 31, 2021, was $10.3 million, even after the use of $6.5 million for the acquisition of Yoga International and a French language content library during the quarter. Gaia’s cash balance as of December 31, 2020 was $12.6 million.

2021 Financial Results

Revenues in 2021 increased 19% to $79.6 million from $66.8 million.

Gross profit for 2021 increased to $69.0 million compared to $58.2 million. Gross margin was 86.8%, reflecting increased content amortization as we have scaled our content investment to support our larger member base during 2021.

Total operating expenses were $67.1 million or 84% of revenues for 2021 compared to $62.8 million or 94% of revenues in the prior period. EBITDA improved to $15.1 million, which reflects a 60% flow through of the incremental revenues generated in 2021 compared to the prior year.

Income from operations for 2021 improved to $2.0 million from a loss of $4.6 million in 2020, marking the first year generating income since launching our streaming business.

Net income increased to $3.7 million or $0.19 per share for 2021 compared to $0.5 million or $0.03 per share in the prior period which includes a $6.1 million gain on the sale of a portion of Gaia’s corporate campus in September 2020.

Cash flows from operations improved 79% to $20.9 million during 2021 compared to $11.7 million in the prior period.

Conference Call

Date: Monday, February 28, 2022

Time: 4:30 p.m. Eastern time (2:30 p.m. Mountain time)

Toll-free dial-in number: 1-888-204-4368

International dial-in number: 1-323-994-2093

Conference ID: 8303780

Please call the conference telephone number 5-10 minutes prior to the start time. An operator will register your name and organization. If you have any difficulty connecting with the conference call, please contact Gateway Investor Relations at (949) 574-3860.

The conference call will be broadcast live and available for replay here and via ir.gaia.com

A telephonic replay of the conference call will be available after 7:30 p.m. Eastern time on the same day through March 14, 2022.

Toll-free replay number: 1-844-512-2921

International replay number: 1-412-317-6671

Replay ID: 8303780

About Gaia

Gaia is a member-supported global video streaming service and community that produces and curates conscious media through four primary channels—Seeking Truth, Transformation, Alternative Healing and Yoga—in four languages (English, Spanish, French and German) to its members in 185 countries. Gaia’s library includes over 10,000 titles, 80% of which is exclusive to Gaia, and approximately 75% of viewership is generated by content produced or owned by Gaia. Gaia is available on Apple TV, iOS, Android, Roku, Chromecast, and sold through Amazon Prime Video and Comcast Xfinity. For more information about Gaia, visit www.gaia.com.

Company Contact:

Paul Tarell

Chief Financial Officer

Gaia, Inc.

Investors@gaia.com

Investor Relations:

Gateway Group

Cody Slach

(949) 574-3860

GAIA@gatewayir.com

GAIA, INC.

Condensed Consolidated Statements of Operations

	For the Three Months Ended December 31,		For the Year Ended December 31,
(in thousands, except per share data)	2021	2020	2021	2020
	(unaudited)
Revenues, net	$20,829	$18,626	$79,573	$66,827
Cost of revenues	2,953	2,403	10,526	8,651
Gross profit	17,876	16,223	69,047	58,176
Gross profit margin	85.8%	87.1%	86.8%	87.1%
Expenses:
Selling and operating	15,757	14,583	60,577	56,937
Corporate, general and administration	1,619	1,151	6,125	5,867
Acquisition costs	360	—	360	—
Total operating expenses	17,736	15,734	67,062	62,804
Income (loss) from operations	140	489	1,985	(4,628)
Interest and other income (expense), net	(68)	(68)	(265)	5,327
Income before income taxes	72	421	1,720	699
Provision for (benefit from) income taxes	(2,011)	111	(2,011)	180
Net income	$2,083	$310	$3,731	$519

Earnings per share:
Basic	$0.11	$0.02	$0.19	$0.03
Diluted	$0.10	$0.02	$0.19	$0.03
Weighted-average shares outstanding:
Basic	19,441	19,183	19,307	18,921
Diluted	19,899	19,603	19,834	19,305

EBITDA*	$3,644	$3,505	$15,130	$7,414

* See definition and reconciliation below.

GAIA, INC.

Summary of Cash Flows

	For the Three Months Ended December 31,		For the Year Ended December 31,
(in thousands)	2021	2020	2021	2020
	(unaudited)
Net cash provided by (used in):
Operating activities	$6,281	$4,453	$20,867	$11,650
Investing activities	(10,503)	(2,957)	(23,858)	(176)
Financing activities	63	2,388	655	(10,363)
Net change in cash	$(4,159)	$3,884	$(2,336)	$1,111

Reconciliation of Net Income to EBITDA and Adjusted EBITDA

	For the Three Months Ended December 31,		For the Year Ended December 31,
(in thousands)	2021	2020	2021	2020
	(unaudited)
Net income	$2,083	$310	$3,731	$519
Interest expense, net	68	68	265	798
Provision for (benefit from) income taxes	(2,011)	111	(2,011)	180
Gain on sale of real estate	—	—	—	(6,125)
Depreciation and amortization expense	3,504	3,016	13,145	12,042
EBITDA	3,644	3,505	15,130	7,414
Acquisition costs	360	—	360	—
Share-based compensation expense	474	474	1,710	2,338
Adjusted EBITDA	$4,478	$3,979	$17,200	$9,752

EBITDA represents net income before interest expense, provision for income taxes, other income, depreciation and amortization. Adjusted EBITDA is defined as EBITDA further adjusted to remove share-based compensation expense and acquisition costs. EBITDA and Adjusted EBITDA do not represent net income, as that term is defined under GAAP, and should not be considered as an alternative to net income as an indicator of our operating performance.

Additionally, EBITDA and Adjusted EBITDA are not intended to be measures of free cash flow available for management or discretionary use as such measures do not consider certain cash requirements such as capital expenditures, tax payments and debt service requirements. EBITDA and Adjusted EBITDA as presented herein are not necessarily comparable to similarly titled measures.

GAIA, INC.

Condensed Consolidated Balance Sheets

	December 31,	December 31,
(in thousands, except share and per share data)	2021	2020

ASSETS
Current assets:
Cash	$10,269	$12,605
Accounts receivable	2,728	2,024
Prepaid expenses and other current assets	1,986	1,746
Total current assets	14,983	16,375
Media library, software and equipment, net	50,558	39,231
Right-of-use lease asset, net	7,871	8,622
Real estate, investment and other assets, net	31,394	28,500
Goodwill	28,870	17,289
Total assets	$133,676	$110,017
LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
Accounts payable, accrued and other liabilities	$14,962	$8,947
Deferred revenue	14,847	12,376
Total current liabilities	29,809	21,323
Long-term mortgage, net	6,109	6,250
Long-term lease liability	7,234	7,952
Deferred taxes	309	257
Total liabilities	43,461	35,782
Total shareholders' equity	90,215	74,235
Total liabilities and shareholders' equity	$133,676	$110,017